CORONUS SOLAR INC.
(the “Corporation”)
Suite 1100 - 1200 West 73rd Ave., Vancouver, B.C., V6P 6G5
Telephone: (604) 267-7078 Facsimile: (604) 267-7080

AMENDMENT TO CONSULTING SERVICES AGREEMENT
DATED SEPTEMBER 1, 2013

Effective September 1, 2013, RenewTrek Solar Inc. (“RenewTrek”) was to provide the Corporation with advisory and consulting services (the “Services”) in respect of the Corporation’s solar photovoltaic business.

The Corporation is to pay RenewTrek $10,000 per month (the “Fee”) for the Services, and will do so up to November 30, 2013.

Effective December 1, 2013, the Corporation is to pay RenewTrek 10% of the cash value received of the Redwood Debenture, in return for performing those certain development services in respect of the twelve anticipated, utility-scale, solar PV projects under the Share Purchase and Development Services Agreement (see Form 8-K filed with the SEC on September 30, 2013).

Either party can terminate the Services with notice.

Jeff Thachuk is a control person of RenewTrek, and Mr. Thachuk is also a control person of the Corporation, as well as the Corporation’s president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer, and a member of the Corporation’s board of directors.

Both the Corporation and RenewTrek have good right, full corporate power and absolute authority to enter into this Agreement.

The Agreement is dated as of November 4, 2013.